Exhibit 10.3
CORPORATE SERVICES AGREEMENT
DATED                     , 2005
BETWEEN
CLEAR CHANNEL MANAGEMENT SERVICES, LP
AND
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

CORPORATE SERVICES AGREEMENT
     This CORPORATE SERVICES AGREEMENT, dated to be effective as of [                    ], 2005 (this “Agreement”), is made by and between Clear Channel Management Services, L.P., a Texas limited partnership (“Management Services”), and Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“Outdoor”). Management Services is indirectly wholly-owned by Clear Channel Communications, Inc., a Texas corporation (“CCU”), and as of the date hereof, Outdoor is an indirect, wholly-owned subsidiary of CCU. Certain capitalized terms used in this Agreement are defined in Section 1.1 and the definitions of the other capitalized terms used in this Agreement are cross-referenced in Section 1.2.
W I T N E S S E T H:
     WHEREAS, CCU and Outdoor have entered into a Master Agreement, dated as of [                    ], 2005 (the “Master Agreement”), pursuant to which, among other things, CCU will separate its outdoor advertising and related businesses and operations from the other businesses and operations of CCU by contributing, assigning and transferring such businesses, operations and related assets and liabilities to Outdoor and its Subsidiaries, as set forth in the Master Agreement;
     WHEREAS, after the separation of the outdoor advertising and related businesses and operations from CCU by contribution, transfer and assignment to the Outdoor Group, it is contemplated that an initial public offering will be made of the class A common stock of Outdoor, resulting in partial public ownership of Outdoor;
     WHEREAS, after such separation and the initial public offering, both Outdoor and CCU desire for Management Services to provide certain administrative and support services and other assistance to the Outdoor Group in accordance with the terms and subject to the conditions set forth herein, and Management Services desires to provide, or cause to be provided by other members of the CCU Group, such services and assistance to the Outdoor Group;
     WHEREAS, because of the parent-subsidiary relationships among CCU, Outdoor and Management Services, the terms and conditions set forth herein have not resulted from arms length negotiations between the parties, and accordingly, such terms may be in some respects less favorable to Outdoor than those it could obtain from unaffiliated third parties;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms.
     The following capitalized terms used in this Agreement will have the meanings set forth below:

     “Information Systems” means computing, telecommunications or other digital operating or processing systems or environments, including, without limitation, computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems. When referenced in connection with Services, Information Systems will mean the Information Systems accessed and/or used in connection with the Services.
     “Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise; (iii) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (iv) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations and URLs; (v) trade secrets; (vi) intellectual property rights arising from or in respect of Technology; and (vii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) through (vi) above.
     “Provider” means Management Services or another member of the CCU Group that is providing a Service pursuant to this Agreement.
     “Recipient” means Outdoor or another member of the Outdoor Group to whom a Service pursuant to this Agreement is being provided.
     “Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, financing source, attorney, investment banker or other representative of such Person.
     “Service Termination Date” means the effective date of the termination of this Agreement pursuant to Section 9.1 or such earlier scheduled termination date as may be specified in Schedule A or in Schedule D in respect of any specified Service.
     “Software” means the object and source code versions of computer programs and any associated documentation therefor.
     “Tax Matters Agreement” means the Tax Matters Agreement entered into pursuant to the Master Agreement and in substantially the form of Exhibit C to the Master Agreement.
     “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, programs, models, routines, confidential and proprietary information, databases, tools, inventions, invention disclosures, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

     “Trademark License” means the Amended and Restated Trademark License Agreement entered into pursuant to the Master Agreement and in substantially the form of Exhibit E to the Master Agreement.
     “Trigger Date” means the first date on which members of the CCU Group cease to beneficially own more than fifty percent (50%) of the total voting power of Outdoor Common Stock.
     “Undertakings” means the obligations of the respective CCU and Outdoor Groups set forth in Article III.
     Section 1.2 Other Terms.
     For purposes of this Agreement, the following terms have the meanings set forth in the sections or agreements indicated.

Term	Section

Affiliate	Master Agreement
After-Tax Basis	Master Agreement
Agreement	Preamble
Breaching Party	Section 9.1(a)
CCU	Preamble
CCU Confidential Information	Master Agreement
CCU Executives	Section 2.2
CCU Group	Master Agreement
CCU Indemnified Parties	Section 3.1(c)
CCU Services Manager	Section 2.3
CCU Vendor Agreements	Section 3.1(a)
Closing	Master Agreement
Closing Date	Master Agreement
Consents	Section 5.2
Conversion Costs	Section 5.3
Force Majeure	Master Agreement
Group	Master Agreement
Laws	Master Agreement
Liabilities	Master Agreement
Management Services	Preamble
Master Agreement	Recitals
Non-Breaching Party	Section 9.1(a)

Term	Section

Other Costs	Section 5.1(a)
Outdoor	Preamble
Outdoor Business	Master Agreement
Outdoor Common Stock	Master Agreement
Outdoor Confidential Information	Master Agreement
Outdoor Group	Master Agreement
Outdoor Indemnified Parties	Section 3.1(d)
Outdoor Services Manager	Section 2.3
Outdoor Vendor Agreements	Section 3.1(b)
Services	Section 2.1(a)
Service Charges	Section 5.1(a)
Standard for Services	Section 6.1
Substitute Service	Section 2.1(a)
Taxes	Master Agreement
ARTICLE II
SERVICES AND TERMS
     Section 2.1 Services; Scope.
     (a) During the period commencing on the Closing Date and continuing until the earlier of the termination of this Agreement or an individual Service pursuant to Section 9.1, subject to the terms and conditions set forth in this Agreement, Management Services will provide, or will cause to be provided to the Outdoor Group, finance, information technology, human resources, legal services, management oversight and other general services of an administrative and/or advisory nature with respect to the Outdoor Business, as set forth on Schedule A (the “Services”), and Outdoor will, and will cause the other members of the Outdoor Group to, utilize such Services in the conduct of their respective businesses. The “Services” also will include (1) any Services to be provided by the CCU Group to the Outdoor Group as agreed pursuant to Section 10.3(a), and (2) any Substitute Service; provided, however, that (i) the scope of each Service will be substantially the same as the scope of such service provided by the CCU Group to the Outdoor Group on the last day prior to the Closing in the ordinary course; (ii) the use of each Service by the Outdoor Group will include use by the Outdoor Group’s contractors in substantially the same manner as used by the contractors of the Outdoor Group prior to the Closing; and (iii) nothing in this Agreement will require that any Service be provided other than for use in, or in connection with, the Outdoor Business. Nothing in the preceding sentence or elsewhere in this Agreement will be deemed to restrict or otherwise limit the volume or quantity of any Service; provided, that, certain volume or quantity changes with respect to a Service may require the parties to negotiate in good faith and use their commercially reasonable efforts to agree upon a price change with respect to such Service. If, for any reason, Management Services is unable to provide any Service pursuant to the terms of this Agreement, Management Services will provide to the Outdoor Group a substantially equivalent service (a “Substitute Service”) at or below the cost for the substituted Service as set forth on Schedule A and otherwise in accordance with the terms of this Agreement, including the Standard for Services.

     (b) The Services will include, and the Service Charges reflect charges for, such maintenance, support, error correction, training, updates and enhancements normally and customarily provided by members of the CCU Group to other CCU Group members that receive such services. If Outdoor requests that Management Services provides a custom modification in connection with any Service, Outdoor will be responsible for the cost of such custom modification. The Services will include all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by the CCU Group that are not specifically described in this Agreement as a part of the Services, but are incidental to, and would normally be considered an inherent part of, or necessary subpart included within, the Services or are otherwise necessary for the CCU Group to provide, or the Outdoor Group to receive, the Services.
     (c) This Agreement will not assign any rights to Technology or Intellectual Property between the parties, other than as specifically set forth herein or in the Trademark License. Any upgrades, updates or other modifications to Software or other electronic content made available or delivered to the Outdoor Group pursuant to this Agreement will be deemed to be Intellectual Property of the CCU Group and licensed to the Outdoor Group, notwithstanding that such upgrades, updates or other modifications (i) were not used, held for use or contemplated to be used by the Outdoor Group as of the Closing Date, (ii) were not controlled by any member of the CCU Group as of the Closing Date, or (iii) may constitute improvements made after the Closing Date.
     (d) Throughout the term of this Agreement, the Provider and the Recipient of any Service will cooperate with one another and use their good faith, commercially reasonable efforts to effect the efficient, timely and seamless provision and receipt of such Service.
     (e) Any Software delivered by a Provider hereunder will be delivered, at the election of the Provider, either (i) with the assistance of the Provider, through electronic transmission or downloaded by the Recipient from the applicable intranet, or (ii) by installation by the Provider on the relevant equipment, with retention by the Provider of all tangible media on which such Software resides. The Provider and the Recipient acknowledge and agree that no tangible medium containing such Software (including any enhancements, upgrades or updates) will be transferred to the Recipient at any time for any reason under the terms of this Agreement, and that the Provider will, at all times, retain possession and control of any such tangible medium used or consumed by the Provider in the performance of this Agreement. Each party will comply with all reasonable security measures implemented by the other party in connection with the delivery of Software.
     Section 2.2 Executive Services.
     Until the earlier of the Trigger Date or termination of this Agreement in accordance with Section 9.1, in conjunction with the provision of the Services, Management Services will make available to Outdoor, and Outdoor will utilize, the management oversight services of the executive officers of CCU referenced on Schedule A and from time to time as mutually agreed to by the parties, certain other officers of CCU (collectively, “CCU Executives”); provided, however, that Outdoor may terminate the provision of management oversight services by any particular executive officer of CCU at any time by providing notice of such termination to CCU, such termination to be effective on the later of the date specified in the notice, if any, or the date that is six months after delivery of such notice. In rendering such services, until their resignation or the termination of Services as otherwise provided in this Section 2.2, the Chief Executive Officer of CCU shall serve as the Chief Executive Officer of Outdoor, and the Chief Financial Officer of CCU shall serve as the Chief Financial Officer of Outdoor. The obligations of Management Services pursuant to this Section 2.2 will be subject to the reasonable demands imposed by, and the reasonable requirements of, the on-going operations of the CCU Group and the Outdoor Group, respectively.
     Section 2.3 Services Managers.
     Management Services will designate a dedicated services account manager (the “CCU Services Manager”) who will be directly responsible for coordinating and managing the delivery of the Services and will have authority to act on the CCU Group’s behalf with respect to the Services. Outdoor will designate a dedicated services account manager (the “Outdoor Services Manager”) who will be directly responsible for coordinating and managing the delivery of the Services and will have authority to act on the Outdoor Group’s behalf with respect to the Services. The CCU Services Manager and the Outdoor Services Manager will work together to address the Outdoor Group’s issues and the parties’ relationship under this Agreement.
     Section 2.4 Performance and Receipt of Services.
     Each of Management Services and Outdoor will, and will cause its respective Groups to, comply with the following provisions with respect to the Services:
     (a) Each Provider and Recipient will at all times comply with its own then in-force security guidelines and policies applicable to the performance, access and/or use of the Services and Information Systems.
     (b) Each Provider and Recipient will take commercially reasonable measures to ensure that no computer viruses or similar items are coded or introduced into the Services or Information Systems. If a computer virus is found to have been introduced into the Services or Information Systems, the parties hereto will use their commercially reasonable efforts to cooperate and to diligently work together to eliminate the effects of such computer virus.
     (c) Each Provider and Recipient will exercise reasonable care in providing and receiving the Services to (i) prevent access to the Services or Information Systems by unauthorized Persons, and (ii) not damage, disrupt or interrupt the Services or Information Systems.
     Section 2.5 WARRANTIES.
     THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III
OTHER ARRANGEMENTS
     Section 3.1 Vendor Agreements.
     (a) A member of the CCU Group is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the Services (the “CCU Vendor Agreements”) under which (or under open work orders thereunder) the Outdoor Group purchases goods or services, licenses rights to use Intellectual Property and realizes certain other benefits and rights. Management Services agrees that prior to the Trigger Date, the Outdoor Group will continue to retain the right to purchase goods or services and continue to realize such other benefits and rights under each CCU Vendor Agreement to the extent allowed by such CCU Vendor Agreement until the expiration or termination date of such rights or benefits pursuant to the terms of such CCU Vendor Agreement (including, without limitation, any voluntary termination of such CCU Vendor Agreement by the CCU Group).
     (b) A member of the Outdoor Group is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the Outdoor Services (the “Outdoor Vendor Agreements”) under which (or under open work orders thereunder) the CCU Group purchases goods or services, licenses rights to use Intellectual Property and realizes certain other benefits and rights. Outdoor agrees that prior to the Trigger Date, the CCU Group will continue to retain the right to purchase goods or services and continue to realize such other benefits and rights under each Outdoor Vendor Agreement to the extent allowed by such Outdoor Vendor Agreement until the expiration or termination date of such rights or benefits pursuant to the terms of such Outdoor Vendor Agreement (including, without limitation, any voluntary termination of such Outdoor Vendor Agreements by the Outdoor Group).
     (c) The Outdoor Group will indemnify, defend and hold harmless on an After-Tax Basis the CCU Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CCU Indemnified Parties”), from and against any and all Liabilities of the CCU Indemnified Parties relating to, arising out of or resulting from the Outdoor Group purchasing goods or services, licensing rights to use Intellectual Property or otherwise realizing benefits and rights under any CCU Vendor Agreements.
     (d) The CCU Group will indemnify, defend and hold harmless on an After-Tax Basis the Outdoor Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Outdoor Indemnified Parties”), from and against any and all Liabilities of the Outdoor Indemnified Parties relating to, arising out of or resulting from the CCU Group purchasing goods or services, licensing rights to use Intellectual Property or otherwise realizing benefits and rights under any Outdoor Vendor Agreements.

ARTICLE IV
ADDITIONAL AGREEMENTS
     Section 4.1 Leases.
     (a) Management Services and Outdoor agree that each lease or sublease listed on Schedule B, pursuant to which any member of the Outdoor Group leases or subleases real property from any member of the CCU Group, will remain in full force and effect pursuant to its terms unless otherwise agreed to in writing by the parties.
     (b) Management Services and Outdoor agree that each lease or sublease listed on Schedule C, pursuant to which any member of the CCU Group leases or subleases real property from any member of the Outdoor Group, will remain in full force and effect pursuant to its terms unless otherwise agreed to in writing by the parties.
     Section 4.2 Computer-Based Resources.
     (a) Management Services and Outdoor agree that (i) prior to the Trigger Date, the Outdoor Group will continue to have access to the Information Systems of the CCU Group, and (ii) on and after the Trigger Date, the Outdoor Group will not have access to all or any part of the Information Systems of the CCU Group, except to the extent necessary for the Outdoor Group to receive the Services (subject to the Outdoor Group complying with all reasonable security measures implemented by the CCU Group as deemed necessary by the CCU Group to protect its Information Systems; provided, that, the Outdoor Group has had a commercially reasonable period of time in which to comply with such security measures).
     (b) Management Services and Outdoor agree that (i) prior to the Trigger Date, the CCU Group will continue to have access to the Information Systems of the Outdoor Group, and (ii) on and after the Trigger Date, the CCU Group will not have access to all or any part of the Information Systems of the Outdoor Group, except to the extent necessary for the CCU Group to perform the Services (subject to the CCU Group complying with all reasonable security measures implemented by the Outdoor Group as deemed necessary by the Outdoor Group to protect its Information Systems; provided, that, the CCU Group has had a commercially reasonable period of time in which to comply with such security measures).
     Section 4.3 Access.
     Outdoor will allow the CCU Group and its Representatives reasonable access to the facilities of the Outdoor Group necessary for the performance of the Services and to enable the CCU Group and to fulfill its obligations under this Agreement.
ARTICLE V
COSTS AND DISBURSEMENTS; PAYMENTS
     Section 5.1 Service Charges.
     (a) Schedule A sets forth with respect to each Service a description of the charges for such Service or the basis for the determination thereof (the “Service Charges”). Further, in connection with performance of the Services and in connection with the Undertakings, the Provider will make payments for the benefit of and on behalf of the Recipient and will incur out-of-pocket costs and expenses (collectively, the “Other Costs”), which will be reimbursed to the Provider by the Recipient; provided, that, any Other Costs will only be payable by the Recipient if it receives from the Provider reasonably detailed data and other documentation sufficient to support the calculation of amounts due to the Provider as a result of such Other Costs.
     (b) (i) Prior to the Trigger Date, Management Services and Outdoor will arrange for the payment of all Service Costs and Other Charges in a manner consistent with past practices for similar services provided by the CCU Group to the Outdoor Group prior to the date hereof. The Recipient will have the right to dispute any Service Charges and Other Costs by delivering written notice of such dispute, setting forth in reasonable detail the basis therefor, to the Provider within, and no later than, 60 days after notice of billing. As soon as practicable after receipt of any such notice, the Provider will provide the Recipient with reasonably detailed data and documentation sufficient to support the calculation of any Service Charges and Other Costs that are the subject of the dispute. If the Provider’s furnishing of such information does not promptly resolve such dispute, the dispute will be resolved pursuant to Section 8.2.
          (i) From and after the Trigger Date, the Provider will deliver an invoice to the Recipient on a monthly basis (or at such other frequency as is set forth on Schedule A) in arrears for the Service Charges and any Other Costs. The Recipient will pay the amount of such invoice to the Provider in U.S. dollars within 30 days of the date of such invoice, provided, that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount (excluding any amount contested in good faith) by such date, the Recipient will be obligated to pay to the Provider, in addition to the amount due, interest on such amount at the lesser of (i) the three month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment. As soon as practicable after receipt by the Provider of any reasonable written request by the Recipient, the Provider will provide the Recipient with reasonably detailed data and documentation sufficient to support the calculation of any amount due to the Provider under this Agreement for the purpose of verifying the accuracy of such calculation. If, after reviewing such data and documentation, the Recipient disputes the Provider’s calculation of any amount due to the Provider, then the dispute will be resolved pursuant to Section 8.2.
     Section 5.2 Consents.
     Management Services and Outdoor acknowledge and agree that certain Software and other licenses, consents, approvals, notices, registrations, recordings, filings and other actions (collectively, “Consents”) may be required by Management Services, Outdoor or members of their respective Groups in connection with the provision of the Services. With respect to each Service, the Recipient will, after consultation with the Provider, either directly pay the out-of-pocket expenses incurred to obtain, perform or otherwise satisfy each such Consent or after any such Consent is obtained, performed or otherwise satisfied, reimburse the Provider for all actual, out-of-pocket costs incurred by the Provider and related to such Consent. Prior to payment of, or reimbursement for, such out-of-pocket expenses, the Provider will provide the Recipient with an invoice accompanied by reasonably detailed data and documentation sufficient to evidence the out-of-pocket expenses for which the Provider is seeking payment or reimbursement. Upon receipt of such invoice and data and documentation, the Recipient will either pay the amount of such invoice directly in accordance with its general payment terms with vendors or reimburse the Provider for its payment of the invoice within 30 days of the date of its receipt of such invoice. If the Recipient disputes the invoiced amount, then the parties will work together to resolve such dispute. If the parties are unable to resolve such dispute, the dispute will be resolved pursuant to Section 8.2. Management Services and Outdoor acknowledge and agree that no prior approval of the Recipient will be required for the Provider to seek any reimbursement pursuant to this Section 5.2.
     Section 5.3 Conversion Costs.
     Management Services and Outdoor acknowledge and agree that in connection with the implementation, provision, receipt and transition of the Services, there will be certain nonrecurring, out-of-pocket conversion costs incurred by Management Services, Outdoor and their respective Groups (“Conversion Costs”). With respect to each Service, the Recipient of the Service will either reimburse the Provider as incurred for all actual, out-of-pocket Conversion Costs incurred by the Provider and related to such Service or, after consultation with the Provider, pay such Conversion Costs directly on an as-incurred basis, in either case regardless of whether the Recipient replaces such Service with the same application, system, vendor or other means of effecting the Service. Prior to payment of, or reimbursement for, such actual out-of-pocket Conversion Costs, the Provider will provide the Recipient with an invoice accompanied by reasonably detailed data and documentation sufficient to evidence the out-of-pocket expenses for which the Provider is seeking payment or reimbursement. Upon receipt of such invoice and data and documentation, the Recipient will either pay the amount of such invoice directly in accordance with its general payment terms with vendors or reimburse the Provider for its payment of the invoice within 30 days of the date of its receipt of such invoice. If the Recipient disputes the invoiced amount, then the dispute will be resolved pursuant to Section 8.2. Management Services and Outdoor acknowledge and agree that no prior approval will be required from the Recipient for the Provider to seek any reimbursement for Conversion Costs pursuant to this Section 5.3.
ARTICLE VI
STANDARD FOR SERVICE; COMPLIANCE WITH LAWS
     Section 6.1 Standard for Service.
     Except as otherwise provided in this Agreement (including in Schedule A), Management Services agrees that the Provider will perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were provided to the members of the Outdoor Group by or on behalf of the Provider on the last day prior to the Closing Date in the ordinary course (the “Standard for Services”).

     Section 6.2 Compliance with Laws.
     Each of Management Services and Outdoor will be responsible for its, and its respective Group’s, compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of Management Services and Outdoor will, subject to reimbursement of out-of-pocket expenses by the requesting party, use commercially reasonable efforts to cooperate and provide the other party with all reasonably requested assistance (including, without limitation, the execution of documents and the provision of relevant information) to ensure compliance with all applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the Services.
ARTICLE VII
INDEMNIFICATION; LIMITATION ON LIABILITY
     Section 7.1 Limited Liability of a Provider.
     Notwithstanding the provisions of Section 6.1, none of Management Services, any other members of the CCU Group, their respective Affiliates or any of their respective directors, officers or employees, or any of the heirs, executors, successors or assigns of any of the foregoing (each, a “Provider Indemnified Party”), will have any liability in contract, tort or otherwise, including for any such party’s ordinary or contributory negligence, to the Recipient or its Affiliates or Representatives for or in connection with (i) any Services rendered or to be rendered by any Provider Indemnified Party pursuant to this Agreement, (ii) the transactions contemplated by this Agreement, or (iii) any Provider Indemnified Party’s actions or inactions in connection with any such Services or transactions; provided, however, that such limitation on liability will not extend to or otherwise limit any Liabilities that have resulted directly from such Provider Indemnified Party’s (a) gross negligence or willful misconduct, (b) improper use or disclosure of information of, or regarding, a customer or potential customer of a Recipient Indemnified Party or (c) violation of applicable Law.
     Section 7.2 Indemnification by Each Provider.
     Management Services will, and will cause each Provider to indemnify, defend and hold harmless each relevant Recipient and each of its Subsidiaries and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Recipient Indemnified Party”), from and against any and all Liabilities of the Recipient Indemnified Parties relating to, arising out of, or resulting from (a) the gross negligence or willful misconduct of a Provider Indemnified Party in connection with such Provider Indemnified Party’s provision of the Services, (b) the improper use or improper disclosure of information of, or regarding, a customer or potential customer of a Recipient Indemnified Party in connection with the transactions contemplated by this Agreement or such Provider Indemnified Party’s provision of the Services, or (c) any violation of applicable Law by a Provider Indemnified Party in connection with the transactions contemplated by this Agreement or such Provider Indemnified Party’s provision of the Services; provided, that, the aggregate liability of the CCU Group as Providers pursuant to this Article VII will in no event exceed an amount equal to the aggregate payments made by the Recipients to the Providers for Services pursuant to this Agreement for the 12 month period preceding the date of such event giving rise to indemnification hereunder.

     Section 7.3 Indemnification by Each Recipient.
     Outdoor will, and will cause each member of the Outdoor Group to, indemnify, defend and hold harmless each relevant Provider Indemnified Party from and against any and all Liabilities of the Provider Indemnified Parties relating to, arising out of, or resulting from the provision of the Services by any Provider or any of its Affiliates, except for (a) any Liabilities that result from a Provider Indemnified Party’s gross negligence in connection with the provision of the Services, and (b) any Liabilities that result from a Provider Indemnified Party’s material breach of this Agreement.
     Section 7.4 Indemnification Matters; Exclusivity.
     The indemnification provisions set forth in Sections 5.6 through 5.8 of the Master Agreement are hereby incorporated into, and made a part of, this Article VII, Sections 3.1(c) and 3.1(d) and as otherwise applicable to this Agreement. The provisions of this Article VII will constitute the sole and exclusive remedy for Liabilities arising under this Agreement, other than Liabilities arising under Sections 3.1(c) and 3.1(d).
     Section 7.5 Limitation on Liability.
     Notwithstanding any other provision contained in this Agreement, Management Services and Outdoor agree on their behalf, and on behalf of their respective Groups, that no member of the CCU Group on the one hand, and no member of the Outdoor Group, on the other hand, will be liable to any member of the other Group, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the other Group, including, without limitation, loss of data, loss of profits, interest or revenue, or use or interruption of business, arising from any claim relating to breach of this Agreement or otherwise relating to any of the Services or Undertakings provided hereunder. For clarification purposes only, the parties hereto agree that the limitation on liability contained in this Section 7.5 will not apply to (a) damages awarded to a third party pursuant to a third party claim for which a Provider is required to indemnify, defend and hold harmless any Recipient Indemnified Party under Section 7.2; (b) damages awarded to a third party pursuant to a third party claim for which a Recipient is required to indemnify, defend and hold harmless any Provider Indemnified Party under Section 7.3; (c) damages awarded to a third party pursuant to a third party claim for which the Outdoor Group is required to indemnify, defend and hold harmless any CCU Indemnified Party under Section 3.1(c); and (d) damages awarded to a third party pursuant to a third party claim for which the CCU Group is required to indemnify, defend and hold harmless any Outdoor Indemnified Party under Section 3.1(d).
     Section 7.6 Liability for Payment Obligations.
     Nothing in this Article VII will be deemed to eliminate or limit, in any respect, any member of the CCU Group’s or any member of the Outdoor Group’s express obligation in this Agreement to pay or reimburse, as applicable, for (a) Service Charges; (b) Other Costs;

(c) amounts payable or reimbursable with respect to any custom modification provided pursuant to Section 2.1(b); (d) any amounts payable or reimbursable pursuant to the terms of the leases referred to in Section 4.1; (e) any amounts payable or reimbursable pursuant in respect of the Consents pursuant to Section 5.2; (f) amounts payable or reimbursable in respect of Conversion Costs pursuant to Section 5.3; (g) amounts payable or reimbursable pursuant to Section 6.2 with respect to compliance with Laws; (h) amounts payable or reimbursable pursuant to Section 10.3(b) with respect to books and records; and (i) amounts payable or reimbursable pursuant to Section 10.6 with respect to Taxes.
ARTICLE VIII
DISPUTE RESOLUTION
     Section 8.1 Applicable Law.
     This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
     Section 8.2 Dispute Resolution.
     To the extent not resolved through discussions between the CCU Services Manager and the Outdoor Services Manager, any dispute, controversy or claim arising out of, or relating to, this Agreement will be resolved in accordance with Article VII of the Master Agreement, which dispute resolution provisions are hereby incorporated into, and made a part of, this Section 8.2.
ARTICLE IX
TERMINATION
     Section 9.1 Termination.
     (a) This Agreement may be terminated (1) after the Trigger Date by either Management Services or Outdoor upon no less than six months’ prior written notice; provided, however, after the Trigger Date, Management Services will continue to provide, and Outdoor will utilize, and will cause the other members of the Outdoor Group to utilize, the Services identified on Schedule D for the applicable time periods after the Trigger Date set forth in Schedule D, and therefore (A) the effective date of such termination of this Agreement must be no earlier than the latest date provided on Schedule D for the provision of Services, (B) the effective date of termination of individual Services specified on Schedule D must be no earlier than the date provided on Schedule D for such individual Service, and (C) all other Services that are not specified on Schedule D will terminate upon the effective termination date provided in such written notice, or (2) at any time upon mutual agreement of Management Services and Outdoor. Notwithstanding the foregoing, with respect to specific Services provided hereunder, (i) either party hereto (the “Non-Breaching Party”) may terminate this Agreement with respect to any individual Service, in whole but not in part, at any time upon prior written notice by the Non-Breaching Party to the other party (the “Breaching Party”) if the Breaching Party (including any member of its respective Group) has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure will have continued without cure for a period of 60 days after receipt by the Breaching Party of a written notice of such failure from the

Non-Breaching Party seeking to terminate such Service; provided, however, that no Service may be terminated pursuant to this clause (i) until the parties have completed the dispute resolution process set forth in Section 8.2 with respect to such Service; (ii) Management Services and Outdoor may from time to time mutually agree to terminate any individual Service, in whole but not in part, provided, that, any such agreement to terminate a Service will comply with Section 10.10 and include all terms and conditions applicable to termination of the Service to be terminated and (iii) as provided in Section 2.2, Outdoor may terminate the provision of management oversight services by any particular executive officer of CCU at any time by providing notice of such termination to CCU, such termination to be effective on the later of the date specified in the notice, if any, or the date that is six months after delivery of such notice. Any such termination of an individual Service will not in any way affect the obligations of the party terminating such Service to continue to receive all other Services not so terminated and to continue to provide Services as required by this Agreement.
     (b) In addition to and not in limitation of the rights and obligations set forth in Section 2.1(d), upon the request of the Recipient of a Service, (i) the Provider of such Service will cooperate with the Recipient and use its good faith, commercially reasonable efforts to assist the transition of such Service to the Recipient (or Affiliate of the Recipient or such third-party vendor designated by the Recipient) by the Service Termination Date for such Service.
     Section 9.2 Effect of Termination.
     Upon termination or expiration of any Service or Undertaking pursuant to this Agreement, the relevant Provider will have no further obligation to provide the terminated Service or expired Undertaking, and the relevant Recipient will have no obligation to pay any future Service Charges or Other Costs relating to any such Service or Undertaking (other than for or in respect of Services or Undertakings provided in accordance with the terms of this Agreement and received by such Recipient prior to such termination). Upon termination of this Agreement in accordance with its terms, no Provider will have any further obligation to provide any Service or Undertaking, and no Recipient will have any obligation to pay any Service Charges or Other Costs relating to any Service or Undertaking or make any other payments under this Agreement (other than for or in respect of Services or Undertakings received by such Recipient prior to such termination).
     Section 9.3 Survival.
     Each of Section 4.1 (Leases), Section 4.2 (Computer-Based Resources), Article V (Costs and Disbursements), Article VII (Indemnification; Limitation on Liability), Article VIII (Dispute Resolution), Section 9.2 (Effect of Termination), this Section 9.3 (Survival), and Article X (General Provisions) will survive the expiration or other termination of this Agreement and remain in full force and effect.
     Section 9.4 Force Majeure.
     No party hereto (or any member of its Group or any other Person acting on its behalf) will have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision will, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Independent Contractors.
     In providing Services hereunder, the Provider will act solely as independent contractor and nothing in this Agreement will constitute or be construed to be or create a partnership, joint venture, or principal/agent relationship between the Provider, on the one hand, and the Recipient, on the other. All Persons employed by the Provider in the performance of its obligations under this Agreement will be the sole responsibility of the Provider.
     Section 10.2 Subcontractors.
     Any Provider may hire or engage one or more subcontractors to perform any or all of its Services; provided, that, Management Services will in all cases remain responsible for all its obligations under this Agreement, including, without limitation, with respect to the scope of the Services, the Standard for Services and the content of the Services provided to the Recipient. Under no circumstances will any Recipient be responsible for making any payments directly to any subcontractor engaged by a Provider.
     Section 10.3 Additional Services; Books and Records.
     (a) If, during the term of this Agreement, a party hereto identifies a need for additional or other corporate services to be provided by or on behalf of Management Services, the parties hereto agree to negotiate in good faith to provide such requested services (provided that such services are of a type generally provided by the CCU Group at such time) and the applicable service fees, payment procedures, and other rights and obligations with respect thereto. To the extent practicable, such additional or other services will be provided on terms substantially similar to those applicable to Services of similar types and otherwise on terms consistent with those contained in this Agreement.
     (b) All books, records and data maintained by a Provider for a Recipient with respect to the provision of a Service will be the exclusive property of such Recipient. The Recipient, at its sole cost and expense, will have the right to inspect, and make copies of, any such books, records and data during regular business hours upon reasonable advance notice to the Provider. At the sole cost and expense of the Provider, upon termination of the provision of any Service, the relevant books, records and data relating to such terminated Service will be delivered by the Provider to the Recipient in a mutually agreed upon format to the address of Outdoor set forth in Section 10.5 or any other mutually agreed upon location; provided, however, that the Provider will be entitled to retain one copy of all such books, records and data relating to such terminated Service for archival purposes and for purposes of responding to any dispute that may arise with respect thereto.

     Section 10.4 Confidential Information.
     Outdoor agrees to, and will cause the other members of the Outdoor Group to, maintain and safeguard all the Information pursuant to Section 6.2 of the Master Agreement and Management Services agrees to, and will cause the other members of the CCU Group to, maintain and safeguard all Outdoor Confidential Information pursuant to Section 6.2 of the Master Agreement, and each party hereto agrees that Section 6.2 of the Master Agreement is hereby incorporated by reference into, and made a part of, this Agreement.
     Section 10.5 Notices.
     All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 10.5):
     If to any member of the CCU Group:

Clear Channel Management Services, LP

Attention:

Facsimile:

     If to any member of the Outdoor Group:

Clear Channel Outdoor Holdings, Inc.

Attention:

Facsimile:

     Section 10.6 Taxes. Except as otherwise specifically provided for in the Tax Matters Agreement:
     (a) Each party will be responsible for any personal property Taxes on property it owns or leases, for franchise and privilege Taxes on its business, and for Taxes based on its net income or gross receipts.
     (b) Each Recipient may report and (as appropriate) pay any sales, use, excise, value-added, services, consumption, and other Taxes directly if the Recipient provides the applicable Provider with a direct pay or exemption certificate.

     (c) A Provider will promptly notify the applicable Recipient of, and coordinate with the Recipient the response to and settlement of, any claim for Taxes asserted by applicable taxing authorities for which the Recipient is alleged to be financially responsible hereunder.
     (d) Each Recipient will be entitled to receive and to retain any refund of Taxes paid to a Provider pursuant to this Agreement. In the event a Provider receives a refund of any Taxes paid by a Recipient to the Provider, the Provider will promptly pay, or cause the payment of, such refund to the Recipient.
     (e) Each of the parties hereto agrees that if reasonably requested by the other party, it will cooperate with such other party to enable the accurate determination of such other party’s Tax liability and assist such other party in minimizing its Tax liability to the extent legally permissible. The Provider’s invoices will separately state the amounts of any Taxes the Provider is proposing to collect from the Recipient.
     Section 10.7 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     Section 10.8 Entire Agreement.
     Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement. The Schedules and Recitals to this Agreement are hereby incorporated by reference into and made part of this Agreement for all purposes.
     Section 10.9 Assignment; No Third-Party Beneficiaries.
     This Agreement will not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, Management Services may assign this Agreement in connection with a merger, consolidation, reorganization, sale of all or substantially all of its assets or similar transaction within the CCU Group whether or not Management Services is the surviving entity. Except as provided in Article III and Article VII with respect to indemnified parties, this Agreement is for the sole benefit of the parties to this Agreement, the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Outdoor will cause each member of the Outdoor Group receiving Services hereunder as a Recipient to abide by the terms and conditions of this Agreement, and

Management Services will cause each member of the CCU Group providing Services hereunder as a Provider to abide by the terms and conditions of this Agreement.
     Section 10.10 Amendment.
     No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement. No waiver by any party of any provision hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other subsequent breach.
     Section 10.11 Rules of Construction.
     (a) Interpretation of this Agreement will be governed by the following rules of construction: (i) words in the singular will be held to include the plural and vice versa and words of one gender will be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import will mean “including, without limitation,” (iv) provisions will apply, when appropriate, to successive events and transactions, (v) the headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, (vi) the recitals are and (vii) this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     (b) Unless specifically stated in the Master Agreement that a particular provision of the Master Agreement should be given effect in lieu of a conflicting provision in this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of the Master Agreement, the provision contained in this Agreement will prevail.
     (c) Unless specifically stated in the Schedules to this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of a Schedule to this Agreement the provision contained in such Schedule will prevail.
     Section 10.12 Counterparts.
     This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail will be as effective as delivery of a manually executed counterpart of any such Agreement.

     Section 10.13 No Right to Set-Off.
     Outdoor will, and will cause each other Recipient to, pay the full amount of costs and disbursements, including Other Costs, incurred under this Agreement, and will not set-off, counterclaim or otherwise withhold any other amount owed to a Provider on account of any obligation owed by a Provider to a Recipient.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Corporate Services Agreement to be executed to be effective on the date first written above by their respective duly authorized officers.

CLEAR CHANNEL MANAGEMENT SERVICES, LP

By: [ ],

its General Partner

By:

Name:

Title:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:

Name:

Title:

S-1

SCHEDULES

Schedule A	—	Services

Schedule B	—	Leased Facilities (CCU Group as Lessor)

Schedule C	—	Leased Facilities (Outdoor Group as Lessor)

Schedule D	—	Mandatory Services Post Trigger Date